Exhibit 3.2

AMENDMENT

TO THE

AMENDED AND RESTATED BYLAWS

OF

HCA HOLDINGS, INC.

A Delaware Corporation

1. The Amended and Restated Bylaws (the “Bylaws”) of HCA Holdings, Inc., a Delaware corporation (the “Company”), are hereby amended by replacing all references in the Bylaws to “HCA Holdings, Inc.” with the phrase “HCA Healthcare, Inc.”

2. This Amendment shall be effective as of May 8, 2017.